Exhibit 10.60

PHOTOMEDEX, INC.

FIRST AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT

THIS FIRST AMENDMENT is made as of October 31, 2011 by and between PhotoMedex, Inc., a Nevada corporation (the “Company”), and Dennis McGrath (“Optionee”) to become effective only upon the closing (“Closing”) of the transactions contemplated under the terms of that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) executed by and between the Company, PHMD Merger Sub, Inc., a wholly owned subsidiary of the Company, and Radiancy, Inc., as of October 31, 2011 (the “Merger”). If the Closing does not occur on or prior to January 31, 2012, this Amendment shall become null and void and of no further effect.

R E C I T A L

The Company and Optionee previously entered into that certain Nonqualified Stock Option Agreement, dated as of July 4, 2011 (the “Option Agreement”), pursuant to which the Optionee was granted a non-qualified stock option (“Option”) to purchase 50,100 shares of Common Stock of the Company, at the exercise price per share equal to the closing price per share of the Company’s common stock as of the date of the Closing, out of and subject to the Company’s 2005 Equity Compensation Plan (the “Plan”), contingent upon the approval by the stockholders of the Company of an increase in the number of shares reserved under that Plan, such Option to be for the term and upon the terms and conditions therein specified and to become effective only upon and subject to the Closing. In connection with the increase in the number of warrants issuable to the Company’s stockholders in the Merger pursuant to the amendment and restatement of the Merger Agreement and consistent with the terms of that certain Restricted Stock Agreement, dated as of July 4, 2011, by and between the Company and Optionee, the Board of Directors of the Company has authorized an increase in the number of shares subject to the Option, and the Company and Optionee desire to amend the Option Agreement to reflect such increase.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the undertakings of the parties hereto contained herein, it is hereby agreed that the Option Agreement shall be amended as follows:

The number of shares of Common Stock of the Company subject to the Option shall be increased from 50,100 shares to 60,700 shares. Fifty thousand one hundred (50,100) shares subject to the Option shall have an exercise price per share equal to the closing price per share of the Company’s Common Stock as of the Grant Date. The additional ten thousand six hundred (10,600) shares subject to the Option pursuant to this First Amendment shall have an exercise price per share equal to the greater of (i) the closing price per share of the Company’s Common Stock as of the Grant Date and (ii) twenty dollars ($20.00).

Except as expressly amended herein, all other provisions of the Option Agreement shall continue in effect and shall be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written, to become effective only upon and subject to the Closing.

(“Company”)

PHOTOMEDEX, INC.

By:	/s/ Richard J. DePiano
Richard J. DePiano
Chairman of the Board

(“Optionee”)
/s/ Dennis McGrath
Dennis McGrath

2